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                            SPRINGS INDUSTRIES, INC.
                    AMENDMENTS TO 1991 INCENTIVE STOCK PLAN
                   APPROVED BY SHAREHOLDERS AT ANNUAL MEETING
                               ON APRIL 29, 1996


         Section 3 of the Plan is hereby amended by deleting paragraph (a) thereof in its entirety and substituting the following new paragraph (a) in lieu thereof:

                 (a) SHARES ISSUABLE. The maximum number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan shall be 2,100,000 shares. Such shares of Stock may consist, in whole or in part, of authorized and unissued shares or treasury shares. If (i) an Award expires or terminates for any reason without being exercised in full or is satisfied without the distribution of Stock or (ii) Stock distributed pursuant to an Award is forfeited or reacquired by the Company, or is surrendered upon exercise of an Award, the Stock subject to such Award or so forfeited, reacquired or surrendered shall again be available for distribution for purposes of the Plan.

         Section 4 of the Plan is hereby amended by adding the following new sentences after the existing sentence of Section 4:

         No participant shall be granted during any fiscal year the right to acquire pursuant to Awards granted under the Plan more than 250,000 shares of Stock. If, during any fiscal year, a Stock Option or Stock Appreciation Right is granted to a participant and, during the same fiscal year, such Option or Right is canceled, terminated, or repriced, either by the Company or by the participant, the shares of Stock issuable pursuant to such an Option or Right shall continue to be applied to reduce the maximum number of shares issuable to the participant for such fiscal year, and, solely for purposes of this Section 4 of the Plan, a repricing of Options or Rights during the fiscal year in which they were granted shall be treated as the granting of new Options or Rights.

         Section 5 of the Plan is hereby amended by: (a) deleting clause (iv) in its entirety and adding a new clause (iv) to read as follows:

                 (iv) to establish the terms and conditions of any Award, including, but not limited to:

                          (A)     the share price;

                          (B)     any restriction or limitation on the grant,
vesting or exercise of any Award (including, but not limited to,





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the attainment (and certification of the attainment) of one or more performance goals based on one or more (or any combination) of the following business criteria that may apply to the individual participant, a Company business unit, or the Company as a whole: (1) Stock price, (2) market share, (3) sales, (4) earnings, (5) earnings per share, (6) return on equity or assets, (7) costs, and (8) total shareholder return based on stock price and dividends paid assuming dividend reinvestment); and

                          (C)     any waiver of vesting, acceleration or
forfeiture provisions regarding any Stock Option or other Award and the Stock relating thereto, based on such factors as the Committee shall determine; and

         To the extent permitted by applicable law, the Committee may delegate its authorities under this Section 5 only as they pertain to individuals or entities who are not subject to Section 16 of the Act, to the chief executive officer of the Company or its officers designated by him; provided, however, that the Committee will in all cases authorize the aggregate number of shares to be subject to awards granted during any period.





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